Exhibit 99.1

FBEC Worldwide Inc. Retires $20,000 Convertible Liability, Clears Portion of Aged Debt.

CHEYENNE, WY / November 23, 2015 / FBEC Worldwide, Inc. (FBEC), a beverage company with intellectual property formulas and marketing capability for the production and distribution of proprietary beverages, announces that the Company has retired a $20,000.00 (twenty thousand) convertible liability from its balance sheet. The now retired liability belonged to Beaufort Capital Partners LLC and was issued on May 14, 2015 and would have converted this month on November 14, 2015. Beaufort Capital Partners LLC is pleased with the current results and continued progress of the company.

CEO Jason Spatafora stated “Shareholders will be pleased to know that we have been able to clear a portion of our aged debt and in the process save money. The 5/14/2015 note issued to Beaufort Capital Partners LLC, that would have been convertible this month has been retired by Beaufort. In exchange, FBEC has added interest to the convertible promissory note that FBEC issued to Beaufort on 9/14/15 that will, upon maturity, equal $3,000 less than the total balance of the note Beaufort agreed to retire. Additionally, the 9/14/15 note won't mature, and become convertible until 3/14/16. Therefore, in essence, we have now reset the holding period on the $17,000 in added interest, while removing $20,000 of a balance which is over 6 months hold currently.”

“I am committed to FBEC shareholders and this move allows us time, saves FBEC money and demonstrates that our previous funders have faith in our team to execute on our business plan. Shareholders can read all of the particulars of this in the Form 8K we will submit and I encourage all prospective shareholders to read it as well.” Said Spatafora.

About FBEC Worldwide, Inc.

FBEC Worldwide is an innovative beverage company dedicated to offering proprietary products focused towards significant target markets, both domestic and abroad. We are committed to increasing our market size and scope through the optics of creative marketing and most importantly customer satisfaction. Our growth strategies will focus on a number of major initiatives including, unique branding opportunities that will be targeted at key demographic groups, and to develop strong community and distributor relationships.

As we look ahead, FBEC Worldwide will develop and build name brands focused on strong rates of growth within key fundamental consumer groups. Our company is dedicated to becoming a leading developer of name brand beverage alternatives geared specifically towards large, significantly important demographics within major markets.

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The Company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

Investors Contact:

Joe Sirianni

MIDAM Ventures LLC

(305) 707-7018

jsirianni@MidamIr.com
www.MIDAMIr.com